Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRUGOLF HOLDINGS, INC.

TruGolf Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1. The name of the Corporation is TruGolf Holdings, Inc.

2. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware effective as of January 31, 2024 (as amended and corrected, the “Certificate of Incorporation”).

3. Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

4. The Certificate of Incorporation is hereby amended by amending Section 4.1 of Article IV as follows:

“The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 670,000,000 shares, consisting of (a) 660,000,000 shares of common stock (the “Common Stock”), including (i) 650,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 10,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).”

5. Pursuant to the resolution of the Board of Directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

6. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

7. This amendment shall be effective as of 4:01 p.m., Eastern Time, on June 2, 2025.

IN WITNESS WHEREOF, I have signed this Certificate this 2nd day of June 2025.

TRUGOLF HOLDINGS, INC.

By:	/s/ Christopher Jones
Name:	Christopher Jones
Title:	Chief Executive Officer